Exhibit 10.10

I understand that to become an Independent Promoter (IP) of ViSalus I am only required to submit this Agreement. I further acknowledge that my advancement in the ViSalus marketing plan is based solely upon the acquisition of customers. My purchase of sales aids or training material, or attendance at training classes, is strictly optional and at my discretion. I also understand that if I choose to enroll or sponsor other individuals to participate in ViSalus’ marketing plan, I will only be compensated based upon the activities of other IP’s to the extent of their sales made to customers.

By my signature below and initials on the IP Terms of Agreement on the reverse side, I acknowledge that I have carefully read this Agreement and I am willing to accept the terms and conditions herein and on the reverse side.

I understand that the terms of this document shall be a binding Agreement between ViSalus and me and upon receipt of this Agreement. I have read and understand ViSalus’ Policies and Procedures and Compensation Plan, which are incorporated by the reference herein, and agree to abide by them as they may be amended at any time.

I UNDERSTAND THAT I MAY CANCEL THIS AGREEMENT WITHOUT PENALTY OR OBLIGATION AT ANY TIME, FOR ANY REASON. I UNDERSTAND THAT MY NOTICE OF CANCELLATION MUST BE SUBMITTED IN WRITING TO THE COMPANY AT ITS PRINCIPAL BUSINESS ADDRESS. PLEASE SEE OTHER SIDE FOR TERMS.

Applicant Signature: X	Date:

This application is not considered complete unless ViSalus receives both the signed and dated Application (page 1) and the initialed Terms of Agreement (page 2)

© 2012 ViSalus All Rights Reserved. D1000US-23 1/2

1.	I acknowledge that I am of legal age to enter into this Agreement.

2.	I understand and acknowledge that this Agreement is not binding until received and accepted by VISALUS.

3.	I agree that as a Promoter, I am responsible for determining my own business activities and that I am not an agent, employee or legal representative of VISALUS. I am responsible for the payment of all federal and state employment taxes and any other tax required under any federal, state or regulatory law. In the event that I fail to provide VISALUS a valid Social Security Number or employer identification number, VISALUS may withhold commissions due to me until a valid number is provided.

4.	I understand that I am not being sold a franchise or business opportunity.

5.	I may terminate this Agreement for any reason, at any time, by giving VISALUS prior written notice. VISALUS may terminate this Agreement in writing upon violation of policies and procedures or in the event I violate any part of this Agreement. In such event, no further commissions will be paid by VISALUS. To terminate this Agreement, I must mail or deliver personally to VISALUS, a signed, dated written notice of cancellation sent to: ViSalus Sciences, 1607 East Big Beaver, Suite 110, Troy, Michigan 48083.

6.	I agree that as a VISALUS Promoter, I shall place primary emphasis upon the sale of Products and Services to non-promoter consumers as a condition of my receipt of commissions. Commissions I receive will be based upon fulfilling certain terms of qualification as set forth by the Marketing Program and Compensation Plans as may be amended from time to time. A three ($3.00) Dollar processing fee will apply to all payments.

7.	I agree to keep accurate records and to abide by all federal, state, and local laws and regulations governing the sale or solicitation of the products and services marketed by VISALUS including, but not limited to, any and all permits and licenses required to perform under this Agreement.

8.	I understand that no attorney general or other regulatory authority ever reviews, endorses, or approves any product, subscription, compensation program or company, and I will make no such claim to others.

9.	I understand that a $25 Administration Fee will be charged annually to my credit card on file with ViSalus. This fee is for services, which include, but are not limited to, downline reporting, customer tracking and accounting services. The Administration Fee will be charged in the month of my enrollment anniversary and if not paid will result in my Promotership being placed on Financial Hold for up to 120 days. If the Administration Fee remains unpaid 120 days after it was due, my Promotership will be terminated and I will forfeit any commissions that were held since the time I was placed on Financial Hold. If my Promotership is terminated, I understand that I must re-enroll as a brand new Promoter and will not be placed back in my original spot if I wish to pursue the ViSalus opportunity

10.	I agree that VISALUS shall not be liable under any circumstances for any damage or loss of any kind, including indirect, special, punitive, compensatory, or consequential damages, losses or profits which may result from any cause, including but not limited to, breach of warranty, delay, act, error or omission of VISALUS, or in the event of discontinuation or modification of a product or service offered by VISALUS.

11.	VISALUS shall periodically make sales literature and/or promotional materials available. However, I am under no obligation to purchase any materials or literature at any time. Refunds shall not be allowed under any circumstances, including, but not limited to, termination of this Agreement, obsolescence of such sales literature or promotional materials, or any other reason. Except as specified in paragraph 24.

12.	I agree that as a Promoter, this Agreement grants me the limited authority to promote and sell the products VISALUS markets subject to the terms and conditions established by VISALUS from time to time.

13.	I will not make any false or misleading statements about VISALUS or its marketing program. I agree that I will operate in a lawful, ethical and moral manner and will not engage in or perform any misleading, deceptive or unethical practices. In the event I violate any of these conditions, my position may be terminated without further payment or compensation of any kind.

14.	I acknowledge that I am responsible for supervising and supporting Promoters I sponsor into the program and in my commissionable network. I agree to maintain monthly communication and support to those individuals in my commissionable network through written or verbal communication and attendance at meetings.

15.	I acknowledge that VISALUS expressly reserves all proprietary rights to the company name, logo, trademarks, service marks (“Proprietary Marks”) and copyrighted materials. I understand, acknowledge and agree that any monies which I pay VISALUS are in consideration of my receiving a non-exclusive license, during the term of this Agreement to use the Proprietary Marks of VISALUS in conjunction with the marketing program provided to me. I further agree that I will not use VISALUS’s Proprietary Marks in any form whatsoever except as permitted in writing by VISALUS or in advertising or promotion materials provided, designed or published by VISALUS. I understand that I may not photocopy or duplicate any materials provided by or purchased from VISALUS without written authorization and that the unauthorized use of any Proprietary Mark is a violation of federal law and this Agreement, constituting grounds for termination of this Agreement by VISALUS.

16.	I understand that as a Promoter, I am free to select my own means, methods and manner of operation and that I am free to choose the hours and location of my activities under this Agreement, subject only to the terms of this Agreement and VISALUS Policies and Procedures.

17.	I acknowledge that I am not guaranteed any income nor am I assured any profits or success. I certify that no claims of guaranteed profits or representations of expected earnings that might result from my efforts have been made by VISALUS or any VISALUS Promoters. In this connection, I shall not represent directly or indirectly that any person may, can or will earn any stated gross or net amount, nor that sponsorship of others is easy to secure or retain, or that substantially all Promoters will succeed.

18.	I acknowledge that I have the right to sign up as many personal customers as I wish. I will receive a commission each month from my personal customers’ purchases and my downline network in accordance with the VISALUS Compensation Plan then in effect.

19.	I agree to indemnify and hold harmless VISALUS from any and all claims losses, damages and expenses, including any attorney’s fees, arising out of my actions or conduct in violation of this Agreement, Compensation Plan or any Policy or Procedure of VISALUS. I agree that in order to recoup any damages and expenses it has incurred due to such violation(s), VISALUS may offset any commissions or other payments due me. In the event a dispute arises as to the respective rights, duties and obligations under this Agreement, Compensation Plan or the Policies and Procedures of VISALUS, it is agreed that such disputes shall be exclusively resolved in the Circuit Court for Oakland County, State of Michigan, or Federal Court located in Detroit, Michigan. Michigan law shall apply to the resolution of all disputes. Louisiana residents may choose Louisiana law and jurisdiction.

20.	I acknowledge that I have read and fully understand the VISALUS Policies and Procedures and Compensation Plan, which are incorporated herein by reference and are binding upon me. In order to maintain a viable marketing program and to comply with changes in federal, state or local laws or economic conditions, VISALUS may revise its Compensation Plan and Policies and Procedures from time to time. All changes thereto shall be effective upon verbal or written notice to me and become a binding part of this Agreement. The home office prior to use or publication must approve all advertisements using the Proprietary Marks of VISALUS.

21.	I acknowledge that this Agreement, Compensation Plan and the Policies and Procedures incorporated herein by reference, constitute the entire Agreement between the parties and shall not be modified or amended except in writing signed by VISALUS. This Agreement shall be binding upon and inure to the benefit of heirs, successors, and permitted assigns of the parties hereto. If any provision of the Agreement is determined by any authority of competent jurisdiction to be invalid or unenforceable in part or in whole for any reason whatsoever, the validity of the remaining provisions or portions thereof shall not be affected thereby.

22.	I agree to abide by the terms of the noninterference and non-disclosure policy of VISALUS.

23.	During the term of this agreement (and any renewals), I will not sell any products, services or business opportunities for any entity competing with ViSalus.

24.	During the term of this agreement (and any renewals) I will not participate in any other network marketing companies. In addition, during the terms of the Agreement and for (1) one year thereafter, I will not solicit or recruit, ViSalus employees or Promoters, whether active or inactive, to participate in any network marketing program. I acknowledge that my violation of this provision will result in immediate termination of my Promotorship and payments of any kind.

25.	ViSalus ESS and Business Opportunity Return Policy: An Independent Promoter who cancels their Promotership within 30 days of enrollment may return unused products from the Executive Success System which are unopened and in resalable condition. A refund will be issued for the value of the Business Opportunity ($49) and the value of unused and saleable products up to $450. If an Independent Promoter cancels their Promotership within their first year but more than 30 days after their enrollment date, the same guidelines apply however returned, saleable products will result in a product credit equal to the discounted value of those products (up to $450) rather than a refund and will be subject to a restocking fee.

Please initial here to acknowledge that you have read and agree to the above Terms of Agreement. Your application is not complete unless you initial this page and submit with your Independent Promoter Application.

© 2012 ViSalus All Rights Reserved. D1000US-23 2/2